Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE January 25, 2010 4:01 PM ET

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and six months ended December 31, 2009, the second fiscal quarter of the Company's fiscal year ending June 30, 2010.

Revenue for the quarter increased 6.4% to $127.2 million in the 2009 quarter from $119.6 million in the 2008 quarter.  Freight revenue, which excludes fuel surcharges, increased 10.8% to $109.1 million in the 2009 quarter from $98.5 million in the 2008 quarter.  Net income decreased 41.2% to $1.0 million in the 2009 quarter from $1.7 million for the same quarter last year.  Earnings per diluted share decreased to $0.05 in the 2009 quarter from $0.8 for the same quarter last year.

For the six months ended December 31, 2009 revenue decreased 4.3% to $255.1 million in 2009 from $266.5 for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 5.8% to $219.8 million in 2009 from $207.8 million for the same period last year.  Net income decreased 64.4% to $1.6 million in 2009 from $4.5 million for the same period last year.  Earnings per diluted share decreased to $0.07 in 2009 from $0.20 for the period last year.

Chairman and CEO Steve Russell commented on the December 2009 quarter.  "Although the freight environment continued to reflect the weakness of the U.S. economy, we did achieve more than a seasonal pickup in shipments progressively through the December quarter.  The growth in business with customers added in the past year helped drive the improvement, with loaded miles increasing approximately 16.9% compared with the December 2008 quarter.  The rate environment has continued to be quite difficult, with many fleets struggling and willing to accept non-compensatory pricing.  Our average rate per loaded mile declined from the prior year, and for the December quarter was down 6.7% from the December 2008 quarter.  However, the rate per loaded mile appears to have stabilized, which is an encouraging sign.  The financial impact of this decline was partly offset by cost reductions achieved throughout the company, as well as the benefit of lower fuel costs.

"Our balance sheet remains solid and we retain significant liquidity to support the growth of our business.  At December 31, 2009, we had $147.9 million of stockholders' equity and $39.5 million of total balance sheet borrowings.  We had no bank borrowings outstanding on our $40 million bank line at December 31, 2009 and only $0.3 million in outstanding letters of credit."

Conference Call Information

An investor conference call is scheduled for Tuesday, January 26, at 10:00 a.m. EST.  Steve Russell and other members of management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 800-261-3417 (international calls 617-614-3673) pin number 43527968 a few minutes prior to the start time.  A replay will be available through February 2 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 36953789.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2009 and June 30, 2009
(Dollars in thousands except per share and par value amounts)

	December 31, 2009	June 30, 2009
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$6,617	$863
Trade receivables, net of allowance for doubtful accounts of $1,059 at December 31, 2009 and June 30, 2009	56,069	55,291
Prepaid expenses and other current assets	17,905	10,044
Tires in service	5,119	4,336
Equipment held for resale	---	8,012
Income tax receivable	---	232
Deferred income taxes	2,994	2,780
Total current assets	88,704	81,558
Property and equipment	231,999	237,167
Less accumulated depreciation and amortization	75,338	70,025
Net property and equipment	156,661	167,142
Tires in service	1,557	1,581
Goodwill	19,137	19,137
Other assets	1,566	1,581
Total assets	$267,625	$270,999

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,793	$5,461
Accrued salaries and benefits	9,632	10,084
Accrued insurance and claims	9,587	8,508
Accrued fuel expense	9,184	8,592
Other accrued expenses	11,786	11,547
Current maturities of long-term debt	697	1,109
Current maturities of capital lease obligations	8,058	6,693
Provision for income taxes	468	---
Total current liabilities	55,205	51,994
Long-term debt, net of current maturities	172	5,870
Capital lease obligations, net of current maturities	30,618	35,311
Deferred income taxes	33,722	34,132
Minority interest	---	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,775,849 and 23,840,677 shares at December 31, 2009 and June 30, 2009, respectively	785	787
Treasury stock at cost; 1,634,757 and 1,744,245 shares at December 31, 2009 and June 30, 2009, respectively	(11,271)	(12,025)
Additional paid-in capital	97,577	97,030
Retained earnings	64,541	62,955
Accumulated other comprehensive loss	(3,724)	(5,080)
Total stockholders' equity	147,908	143,667
Total liabilities and stockholders' equity	$267,625	$270,999

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2009	2008	2009	2008
Average revenue per loaded mile (*)	$1.385	$1.485	$1.396	$1.498
Average revenue per total mile (*)	$1.251	$1.308	$1.258	$1.336
Average revenue per tractor per week (*)	$2,370	$2,306	$2,432	$2,488
Average miles per tractor per week	1,894	1,762	1,932	1,862
Average line-haul tractors	2,927	2,758	2,896	2,692
Tractors at end of period (**)	3,059	3,109	3,059	3,109
Trailers at end of period (**)	9,965	10,075	9,965	10,075
Operating Ratio (*)	97.4%	95.6%	97.5%	94.6%

*Freight revenue excluding fuel surcharge.
**Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the six months ended December 31,
	2009	2008	2009	2008
Revenue:
Freight revenue	$109,090	$98,538	$219,776	$207,827
Fuel surcharges	18,144	21,108	35,295	58,687
	127,234	119,646	255,071	266,514

Operating expenses:
Salaries, wages, and employee benefits	38,587	37,824	78,592	79,154
Fuel	30,393	29,882	60,130	77,948
Operations and maintenance	9,009	8,846	17,691	18,234
Insurance and claims	3,406	3,250	7,352	6,869
Depreciation and amortization	7,426	8,647	15,422	16,679
Revenue equipment rentals	8,651	6,977	18,027	13,040
Purchased transportation	20,103	12,759	38,231	28,520
Costs of products and services sold	1,570	1,566	3,202	3,134
Communications and utilities	1,206	1,131	2,444	2,348
Operating taxes and licenses	2,398	2,340	4,759	4,724
General and other operating	1,641	2,070	3,660	4,558
Total operating expenses	124,390	115,292	249,510	255,208

Operating income	2,844	4,354	5,561	11,306

Other (income) expense:
Interest income	(17)	(5)	(38)	(12)
Interest expense	558	1,022	1,221	2,124
Other (income) expense, net	13	(13)	103	(10)
Income before income taxes	2,290	3,350	4,275	9,204
Provision for income taxes	1,269	1,652	2,688	4,737
Net income	$1,021	$1,698	$1,587	$4,467

Earnings per common share:
Diluted earnings per share	$0.05	$0.08	$0.07	$0.20
Basic earnings per share	$0.05	$0.08	$0.07	$0.21
Average shares outstanding:
Diluted	22,217	22,162	22,203	22,096
Basic	21,867	21,746	21,857	21,664

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